EXHIBIT 99.1

ENTERPRISEANNOUNCES EXPANSION AND EXTENSION OF BAHIA NGL PIPELINE; EXXONMOBIL TO ACQUIRE JOINT INTEREST

Houston, Texas (November 20, 2025) – Enterprise Products Partners L.P. (NYSE: EPD) (together with its affiliates, “Enterprise”) today announced it has executed an agreement with ExxonMobil, which will acquire a 40-percent undivided joint interest (“UJI”) in Enterprise’s Bahia natural gas liquids (“NGL”) pipeline. The closing of the transaction is subject to regulatory approvals and is expected by early 2026.

The 550-mile Bahia pipeline, which has begun commissioning activities and will begin commercial operations immediately thereafter, will have an initial capacity to transport 600,000 barrels per day (“BPD”) of NGLs from the Midland and Delaware basins of West Texas to Enterprise’s Mont Belvieu fractionation complex.

Upon closing of the transaction, Enterprise and ExxonMobil plan to increase Bahia’s capacity to 1 million BPD by adding incremental pumping capacity and constructing a 92-mile extension of Bahia to ExxonMobil’s Cowboy natural gas processing plant in Eddy County, New Mexico. The extension will also connect to multiple Enterprise-owned processing facilities in the Delaware Basin. The expansion and extension are expected to be completed in the fourth quarter of 2027, with ExxonMobil’s interest referred to as the “Cowboy Connector.” Enterprise will serve as operator of the combined system.

“We are pleased to partner with ExxonMobil on the Bahia NGL pipeline,” said A.J. “Jim” Teague, co-chief executive officer of Enterprise’s general partner. “As the ratio of natural gas and NGL production to crude oil production continues to increase in the Permian, the Bahia pipeline will be an essential artery to deliver mixed NGLs to the fractionation complex in Mont Belvieu. From 2024 to 2030, NGL production in the Permian Basin is expected to increase by over 30 percent. This expansion supports this growth by providing critical takeaway capacity for the basin.”

Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and marine terminals; crude oil gathering, transportation, storage and marine terminals; petrochemical and refined products production, transportation, storage, and marine terminals and related services; and a marine transportation business that operates on key U.S. inland and intracoastal waterway systems. The partnership’s assets include more than 50,000 miles of pipelines; over 300 million barrels of storage capacity for NGLs, crude oil, refined products and petrochemicals; and 14 billion cubic feet of natural gas storage capacity. Please visit www.enterpriseproducts.com for more information.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Enterprise and its general partner expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations, including required approvals by regulatory agencies, the possibility that the anticipated benefits from such activities, events, developments or transactions cannot be fully realized, the possibility that costs or difficulties related thereto will be greater than expected, the impact of competition, and other risk factors included in Enterprise’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Enterprise does not intend to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts: Enterprise Products

Libby Strait, Investor Relations, (713) 381-4754 or (866) 230-0745

Rick Rainey, Media Relations (713) 381-3635

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